SIXTH AMENDMENT
TO THE
HEWLETT-PACKARD COMPANY
TAX SAVING CAPITAL ACCUMULATION PLAN
(Amended and Restated Effective June 2, 2000)

The Hewlett-Packard Company Tax Saving Capital Accumulation Plan (the “Plan”) is hereby amended, effective January 1, 2004 (except where otherwise noted), as follows:

1.     The name of the Plan shall be changed to the, “Hewlett-Packard Company 401(k) Plan”.

        All references in the Plan to the Hewlett-Packard Company Tax Saving Capital Accumulation Plan shall be changed accordingly.

2.     Section 1 of the Plan is hereby amended by adding the following as the third paragraph thereto:

        Effective as of January 1, 2004, the Compaq Computer Corporation 401(k) Investment Plan (the “Compaq Plan”) was merged into and became a part of this Plan and is governed by this document and the Trust Agreement. As of January 1, 2004, all assets of the Compaq Plan became assets of this Plan.

3.     Section 3(a) is hereby amended to read as follows:

        Rate of Contributions. Subject to the limitations of Appendix B and in accordance with the administrative procedures established by the Company, each Participant whose participation is not suspended may elect to make Deferred Contributions to the Plan at a rate equal to any whole percentage of the Participant’s Covered Compensation during a payroll period not to exceed fifty percent (50%). All Deferred Contributions shall be deemed to be employer contributions to the Plan and a Participant’s election to commence making Deferred Contributions shall constitute an election (for Federal tax purposes and, wherever permitted, for state and local tax purposes) to have his or her taxable compensation reduced by the amount of all Deferred Contributions. Notwithstanding the foregoing, a Participant may only elect to make Deferred Contributions to the Plan with respect to his or her first $200,000 (as adjusted by the Commissioner of Internal Revenue for increases in the cost of living in accordance with sections 401(a)(17) and 415(d) of the Code) of Covered Compensation earned during the Plan Year.

        A Participant may cause an election to make Deferred Contributions to be made by one of the two following methods:

       (i)        Upon initially becoming an Eligible Employee, a Participant shall be deemed to elect to make Deferred Contributions at the rate of three percent (3%) of the Participant’s subsequently earned Covered Compensation (and have those Deferred Contributions invested in a Fund designated by the Company, until an alternative investment election is received) effective on the first day on which such Participant commences participation in the Plan, by failing to make an election in the manner prescribed by the Company; or

       (ii)        A Participant may elect in the manner prescribed by the Company, to make no Deferred Contributions; or to make Deferred Contributions at a different rate (subject to the limitations set forth above); or to elect a different Fund(s).

        If a former Participant is reemployed by a Participating Company as an Eligible Employee or if an Employee is in a suspension status described in Section 2(b) on the date he or she would otherwise recommence participation in the Plan, he or she shall first elect making Deferred Contributions as soon as administratively practicable on or after the day he or she is rehired or is no longer in suspension status, as applicable, in accordance with the above Sections 3(a)(i) and (ii).

        Notwithstanding the foregoing, if a Participant’s participation is suspended due to the receipt of a hardship distribution, unless such Participant elects otherwise, his or her participation shall immediately begin again after the six month suspension period at the same rate of contribution that was in effect immediately prior to the suspension period, unless the Participant’s participation is otherwise suspended or terminated under the Plan.

4.     Effective July 15, 2003, the Plan is hereby amended by adding new Section 3(f) to read as follows:

        Catch-Up Contributions.  Each Eligible Employee who will attain age 50 before the close of the Plan Year shall be eligible to make catch-up contributions in accordance with, and subject to the limitations of, section 414(v) of the Code. Such catch-up contributions shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of sections 402(g) and 415 of the Code. The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of section 401(k)(3), 401(k)(11), 401(k)(12), 410(b), or 416 of the Code, as applicable, by reason of the making of such catch-up contributions. In addition, catch-up contributions are not Deferred Contributions for purposes of Regular Company Contributions under Section 4.

5.     Effective July 15, 2003, Section 4(a) is hereby amended to read as follows:

       Amount.  The Participating Companies shall make Regular Company Contributions to the Plan for each payroll period in an amount equal to the sum of: (i) one hundred percent (100%) of the Deferred Contributions (other than catch-up contributions described in Section 3(f)) of each Participant made to the Plan up to the first three percent (3%) of Covered Compensation deferred during such payroll period, plus (ii) fifty percent (50%) of the Deferred Contributions (other than catch-up contributions described in Section 3(f)) of each Participant made to the Plan for the next two percent (2%) of Covered Compensation deferred during such payroll period.

6.     Section 7(a)(iv) is hereby deleted.

        The balance of the section shall be revised as grammatically appropriate.

7.     Section 8(a)(iv) is hereby deleted. Accordingly, the parenthetical references to the “Loan Fund” in Sections 8(b) and 8(c) also are hereby deleted.

8.     Section 10(b)(i)(C) is hereby amended by replacing “12 months” with “60 months”.

9.     Section 11(a) is hereby amended by deleting the phrases, “(but not his or her Loan Account)” and “(other than his or her Loan Account)” from that section. In addition, the last sentence of Section 11(a) is hereby amended to read as follows:

         Otherwise, the Funds in a Participant’s Accounts shall be liquidated on a pro rata basis to fund the withdrawal.

10.     The last sentence of the first paragraph of Section 11(b) is hereby amended to read as follows:

          Otherwise, the Funds in the Participant’s Accounts shall be liquidated on a pro rata basis to fund the withdrawal.

11.     Sections 12 is hereby amended to read in its entirety as follows:

          Loans shall be available to Participants in accordance with Department of Labor Regulations Section 2550.408b-1, and with the written requirements set forth in a separate document which shall form a part of the Plan.

12.     Section 13(a)(iv) is hereby amended to read as follows:

          The status of his or her loan, if applicable.

13.     Section 19(a) is hereby amended by adding the following sentences to the end thereto:

          Separate accounts shall be established to maintain any qualified matching contributions, qualified nonelective contributions or any after-tax contributions transferred to the Plan for the purpose of satisfying and complying with the rules of such contributions under the applicable federal laws and regulations.

14.     The first paragraph of Section 19(j) shall be amended to read as follows:

          “Covered Compensation” means a Participant’s regular wage or salary from a Participating Company (which for alternative work schedule employees shall be determined in accordance with the Plan’s administrative practices), including Deferred Contributions made pursuant to Section 3, deferrals made pursuant to section 125 of the Code under the Hewlett-Packard Company Cafeteria Plan and pursuant to sections 132(f)(4) and 457 of the Code. Covered Compensation also shall include commissions and shift differentials, sick leave, vacation, jury duty, bereavement and other approved paid time off, and other payments classified as Covered Compensation pursuant to the Company’s payroll practices. Covered Compensation shall not include any compensation paid to a Participant for periods during which he or she is not an Eligible Employee; nor any compensation paid for periods after the last day of the month in which he or she ceases to be an Employee; nor overtime or other premium pay, compensation for work in excess of the regular work week, bonuses or incentive pay, severance pay, company performance payments, sick leave payments payable as a lump sum, pay received under the Hewlett-Packard Company Disability Plan (the “Disability Plan”) that is paid by the Company’s disability claims administrator, on behalf of a Participating Company, to a Participant who is on “transitional return to work status” under the Disability Plan; nor other special compensation of any kind.

15.     Section 19(n) is hereby amended to read as follows:

          “Eligible Employee” means any Employee of a Participating Company, other than: (i) an Employee whose employment is covered by a collective bargaining agreement (unless such agreement expressly provides for participation in the Plan); (ii) an Employee who is eligible for and receiving benefits under the Hewlett-Packard Company Disability Plan (the “Disability Plan”) on account of a period of disability in excess of twenty-six (26) weeks (unless such Employee is on “transitional return to work status” under the Disability Plan); (iii) an Employee who is a nonresident alien with respect to the United States and who derives no earned income from a United States source (unless such Employee has been designated as an Eligible Employee by the Company); (iv) an Employee who is a United States citizen working outside the United States, unless he or she is on a United States payroll; (v) an Employee who is a resident of Puerto Rico; (vi) an Employee who is deemed to be an employee of a member of the Affiliated Group pursuant to section 414(n) of the Code but who is not in fact a common-law employee of such member of the Affiliated Group; (vii) an Employee who is in a classification of employment designated by a Participating Company as “temporary” other than an Employee designated as a “Limited Term Employee”; (viii) any individual who is subject to a written agreement that provides that such individual shall not be eligible to participate in the Plan; (ix) any individual who is not classified by a member of the Affiliated Group as an Employee (but, for example, is classified as an “independent contractor”) even if such individual is later determined to be (or have been) an Employee. An Eligible Employee shall be deemed to remain an Eligible Employee throughout any period of military service, if such Employee returns to active employment with a member of the Affiliated Group while his or her reemployment rights are protected by law. An individual’s status as an Eligible Employee shall be determined by the Company in its sole discretion and such determination shall be conclusive and binding on all persons.

16.     Section 19(s) will is hereby deleted and replaced with the following:

          [removed]

17.    Effective July 15, 2003, Section 1(g) of Appendix B is hereby amended to read as follows:

          “Annual Deferral Limit” means (except to the extent permitted under Section 3(f) and section 414(v) of the Code) for any calendar year, the maximum dollar limit in effect under section 402(g) of the Code (as adjusted by the Commissioner of Internal Revenue for increases in the cost of living in accordance with section 402(g)(5) and 415(d) of the Code), applicable to the sum of a Participant’s Deferred Contributions and other elective deferrals (as defined in section 402(g)(3) of the Code).

18.     The Plan is hereby amended to add new Appendix D to read as follows:

           Digital Equipment Corporation Savings and Investment Plan. This subsection applies to Participants who previously participated in the Digital Equipment Corporation Savings and Investment Plan (the “Digital Plan”) whose Digital Plan account was transferred to the Compaq Plan prior to its merger into this Plan.

           (a)        A Digital Plan Participant who receives long-term disability benefits under the Company’s Disability Plan for more than 26 consecutive weeks but who has not otherwise separated from service from the Company or an Affiliated Group may make a withdrawal from his Account for any reason, but with such prior notice as the Company may prescribe. Any such withdrawal shall be in the amount specified by the Participant, up to the value of the Participant’s Compaq Plan account determined as of the Valuation Date next following the Company’s receipt of notice of the withdrawal. Payment to the Participant shall be made as soon as practicable after such Valuation Date.

       (    b)        The Plan’s rules on distributions and withdrawals shall apply to the extent they are not inconsistent with this Appendix.

EXECUTED this 29th day of October, 2003.

HEWLETT-PACKARD COMPANY
By: /s/ Susan Bowick
Susan Bowick, Executive Vice President of Human Resources & Workforce Development